Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information, dated August 5, 2022 included in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2, File No. 333-262496 and 811-23778) of ARK Venture Fund (the “Registration Statement”).

We also consent to the inclusion of our report dated July 28, 2022 with respect to the financial statement of Ark Venture Fund as of July 14, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 5, 2022